UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported):  September 17, 2009

TERRESTAR CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	001-33546	93-0976127
(State of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

12010 Sunset Hills Road, 9th Floor
Reston, VA 20190
(Address of principal executive offices, including Zip Code)

Registrant's telephone number, including area code:  703-483-7800

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

❑	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

❑	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

❑	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

❑	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 Entry into a Material Definitive Agreement.

On September 17, 2009, TerreStar Corporation, a Delaware corporation (“Company”), and its subsidiary TerreStar 1.4 Holdings LLC, a Delaware limited liability company (“Lessor”), entered into a Spectrum Manager Lease Agreement (“Lease Agreement”) with One Dot Four Corp., a Delaware corporation (“Lessee”) to lease certain 1.4GHz spectrum for which Lessor holds Federal Commuications Commission (“FCC”) licenses (“Licenses”).  Lessee is an affiliate of Harbinger Capital Partners Master Fund I, Ltd., which, along with its affiliates, is a significant holder of the Company’s securities.

Pursuant to the Lease Agreement, subject to receipt of necessary government approvals, Lessor will lease to Lessee the use of the Licenses throughout the United States.  The lease will last for an initial term through April 23, 2017, renewable, at Lessee’s option, for two additional terms of ten years each, subject to FCC renewal of the Licenses and to early termination under various conditions.  The lease payments due from Lessee are initially $1 million per month and will increase to $2 million per month no later than eight months after lease commencement and could increase to $2 million per month earlier depending upon the satisfaction of certain conditions.  The lease payments are also subject to an inflation adjustment for any renewal terms.

Subject to certain conditions, Lessee has an option, but not the obligation, to purchase the Licenses, subject to the approval of TerreStar’s board and other necessary consents.  Lessee also has a right of first refusal to match the price (less credit for certain amounts paid under the Lease Agreement and, at Lessee’s option, for the return of certain of the Company’s securities) in any potential transfer of the Licenses to a third party.  The Lease Agreement contains representations, warranties, covenants and indemnities by the Company, Lessor and Lessee customary for transactions of this nature.

The description of the terms of the Lease Agreement contained in this Item 1.01 is a summary and does not purport to be complete, and is qualified in its entirety by reference to the terms of the Lease Agreement, which will be filed as an exhibit to the Company’s next periodic report.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TERRESTAR CORPORATION

	By:	/s/ Douglas Brandon
	Name:	Douglas Brandon
	Title:	General Counsel and Secretary

Date: September 17, 2009

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